Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Media Contact Information:	Investor Relations Contacts:
Kim Doran	Chuck Coppa, CFO
Quixote Group	American Power Group Corporation
336-413-1872	781-224-2411
kdoran@quixotegroup.com	ccoppa@americanpowergroupinc.com

Mike Porter
Porter, LeVay, & Rose, Inc.
212-564-4700
mike@plrinvest.com

American Power Group Corporation Reports Fourth Quarter And Fiscal 2014 Results
Lynnfield, MA - December 22, 2014 - American Power Group Corporation (OTCQB: APGI), today announced results for the three and twelve months ending September 30, 2014. Several areas of recent notable progress are:
Financial Highlights:

•	Fiscal 2014 yearend backlog of $970,000 which was almost 2X the beginning of the fiscal year. Current backlog is $1.9 million and relates exclusively to vehicular conversions.

•	Total fiscal 2014 vehicular conversion revenue grew 54 percent over fiscal 2013 and 544 percent over fiscal 2012.

•	Over 500 APG dual fuel vehicular conversion units running worldwide with cumulative miles totaling over 50 million.

•	Total fiscal 2014 stationary conversion units shipped grew 12 percent over fiscal 2013 and 175 percent over fiscal 2012.

•	Over 500 APG dual fuel stationary conversion units operating in North America.
Operational Highlights:

Vehicular:	First EPA IUL approval for Volvo/Mack received in December 2014 for 28 engine families.

Vehicular:	Expanded sales and marketing initiative announced in October 2014 to including co-marketing relationships with large national and regional CNG and LNG fuel suppliers.

Vehicular:	APG software upgrade reduces driver variability impact on net fuel savings resulting in an average 5 additional diesel displacement points.

Stationary:
Software and hardware upgrades for oil and gas applications allowing for utilization of a wider variation in the quality of well head/ditch gas which opens up more opportunities to use inexpensive well head/ditch gas on site.

International:     New dealer/installer agreements signed in Columbia and Peru.
Lyle Jensen, American Power Group Corporation’s Chief Executive Officer stated, “The past 120 days have been very productive with the announcement of (1) our first series of Intermediate Useful Life EPA approvals which opens up newer engine conversion opportunities for us; (2) a new $3.2 million expanded and extended bank credit facility; (3) $650,000 of new international vehicular orders; (4) a new and expanded sales and marketing initiative where we will be partnering with some of the largest national and regional natural gas suppliers in the U.S. and (5) a $2 million capital raise with a strategic investor. This period has also been very interesting in regards to the recent dramatic drop in domestic oil prices and the impact it has had on companies involved in the natural gas vehicular industry.”
Mr. Jensen added, “In regards to the potential impact on our business model the current low oil prices could have, we expect there will be some impact on our business but we believe our low cost of conversion and the flexibility to always go back to 100%

diesel will help to mitigate the impact. The ideal spread between diesel and natural gas for a customer is at least $1.50, which assuming 100,000 miles driven per year will yield slightly over a 2 year payback and annual net fuel savings of 26%+ based on our calculations. We have also run the numbers at a $1.00 price spread and while the ROI increases to about a 3.5 years, the customer would still be saving 16%+ in annual net fuel savings which is significant. Regarding the oil price impact on our stationary conversion business, over 70% of our oil and gas customers are using “well head/ditch” gas which is very inexpensive so we see our solution as being helpful in their efforts to improve their shrinking margins.”
Mr. Jensen concluded, “We now see fiscal 2015 starting out slow but gaining momentum in the March 2015 quarter as we complete our sales training efforts with our natural gas supply partner’s sales teams, add to our IUL approvals and complete the multiple Latin America evaluations currently in place. I cannot underscore enough our belief that by partnering with the natural gas suppliers we align ourselves with the perfect allies in this time of low oil prices. When it’s all said and done, they acknowledge the fact that APG provides them with another mainstream, but much lower cost of total ownership solution to consume their plentiful supply of natural gas. The ability to convert approximately 6 existing trucks for about the same price as one new dedicated natural gas truck is a very compelling argument when approaching potential natural gas supply customers. In addition, given the fact that our dual fuel system has an estimated 15+ year life and can easily be moved from one vehicle to another, our customers could see net fuel savings over the course of our system life in the hundreds of thousands of dollars depending on miles driven and cost of fuel”.
Results of Operations
Three Months ended September 30, 2014 Compared to the Three Months ended September 30, 2013
Net sales for the three months ended September 30, 2014 decreased $734,000 or 34 percent to $1,405,000 as compared to net sales of $2,139,000 for the three months ended September 30, 2013. Stationary revenues for the three months ended September 30, 2014 were $980,000 which was approximately $526,000 or 35 percent lower when compared to stationary revenues for the prior year of $1,506,000. The decrease was primarily attributable to a delay in follow-on orders from one of our light duty engine customers in anticipation of the launch of a new generation of their product prior to the end of calendar 2014 and $205,000 of stationary revenue last year associated with additional installation/equipment revenue relating to the full turnkey conversion of multiple engines in the high pressure fracturing market. The balance of the decrease was attributable to lower international orders as several orders were deferred into fiscal 2015 at the customer’s request. Vehicular revenues for the three months ended September 30, 2014 decreased $26,000 or 6 percent to $425,000 as compared to $451,000 for the three months ended September 30, 2013.
During the three months ended September 30, 2014, our gross profit was $443,000 or 32 percent of net sales as compared to $699,000 or 33 percent of net sales for the three months ended September 30, 2013. The decrease in gross profit was primarily due to lower revenues and increased overhead costs. In addition, during the three months ended September 30, 2014, we incurred approximately $100,000 of additional overhead costs associated with our efforts to expand our stationary engine families in response to market demand and upgrades to our stationary solution to increase functionality and field performance.
Selling, general and administrative expenses for the three months ended September 30, 2014 decreased $224,000 or 16 percent to $1,138,000 as compared to $1,362,000 for the three months ended September 30, 2013. The decrease was primarily attributable to decreased sales and marketing costs.
During the three months ended September 30, 2014, interest and financing expense increased $19,000 or 59 percent to $51,000 as compared to $32,000 for the three months ended September 30, 2013 due to increased borrowings.
Our net loss for the three months ended September 30, 2014 increased $136,000 or 21 percent to $789,000 or ($0.02) per basic share as compared to a net loss of $653,000 or ($0.01) per basic share for the three months ended September 30, 2013. The calculation of net loss per share available for Common shareholders for the three months ended September 30, 2014 and 2013, reflects the inclusion of convertible preferred stock dividends paid of $235,000 and $239,000, respectively.
Fiscal Year ended September 30, 2014 Compared to the Fiscal Year ended September 30, 2013
Net sales for the fiscal year ended September 30, 2014 decreased $729,000 or 10 percent to $6,288,000 as compared to net sales of $7,017,000 for the fiscal year ended September 30, 2013. Stationary revenues for the fiscal year ended September 30, 2014 were $4,356,000 which was approximately $1,228,000 or 22 percent lower when compared to stationary revenues for the prior fiscal of $5,614,000. Approximately $1.4 million or 24 percent of stationary revenue last fiscal year was associated with additional installation/equipment revenue associated with the full turnkey conversion of multiple engines in the high pressure fracturing market. These conversions were at a higher per unit revenue due to the full turnkey nature of the orders as compared to the more typical sale of just our dual fuel systems. Total domestic and international vehicular revenues for the fiscal year ended September 30, 2014 increased $528,000 or 38 percent to $1,931,000 as compared to $1,403,000 for the fiscal year ended September 30, 2013. The increase was attributable to increased market exposure and sales through our direct sales efforts and WheelTime member distributor/installer network which was supported by the increased number of EPA approvals we have received to date.
During the fiscal year ended September 30, 2014, our gross profit was $2,207,000 or 35 percent of net sales as compared to $2,726,000 or 39 percent of net sales for the fiscal year ended September 30, 2013. The decrease in gross profit was primarily due to increased overhead costs and lower revenues. During the fiscal year ended September 30, 2014, we incurred approximately

$450,000 of additional overhead costs associated with our efforts to expand our stationary engine families in response to market demand and upgrades to our stationary solution and vehicular software to increase functionality and field performance. In addition, amortization of capitalized software costs increased approximately $65,000 during the fiscal year ended September 30, 2014 as the result of increased EPA approvals over the past two years.
Selling, general and administrative expenses for the fiscal year ended September 30, 2014 decreased $401,000 or 9 percent to $4,196,000 as compared to $4,597,000 for the fiscal year ended September 30, 2013. The decrease was primarily attributable to approximately $425,000 of one-time, non-cash amortization expense associated with the WheelTime member incentive warrants which vested during the fiscal year ended September 30, 2013.
During the fiscal year ended September 30, 2014, interest and financing expense increased $31,000 or 19 percent to $190,000 as compared to $159,000 for the fiscal year ended September 30, 2013.
Our net loss for the fiscal year ended September 30, 2014 increased $249,000 or 12 percent to $2,292,000 or ($0.05) per basic share as compared to a net loss of $2,043,000 or ($0.04) per basic share for the fiscal year ended September 30, 2013. The calculation of net loss per share available for Common shareholders for the fiscal years ended September 30, 2014 and 2013, reflects the inclusion of convertible preferred stock dividends paid of $958,000 and $883,000, respectively.

Condensed Consolidated Statements of Operations
	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2014	2013	2014	2013

Net sales...........................................................................	$1,405,000	$2,139,000	$6,288,000	$7,017,000
Cost of sales.....................................................................	962,000	1,440,000	4,081,000	4,291,000
Gross profit ................................................................	443,000	699,000	2,207,000	2,726,000
Selling, general and administrative.................................	1,138,000	1,362,000	4,196,000	4,597,000
Operating loss from continuing operations.................	(695,000)	(663,000)	(1,989,000)	(1,871,000)
Non-operating (expense) income
Interest and financing costs, net..................................	(51,000)	(32,000)	(190,000)	(159,000)
Other, net....................................................................	(43,000)	(25,000)	(113,000)	(80,000)
Other expense, net ............................................	(94,000)	(57,000)	(303,000)	(239,000)
Loss from continuing operations.....................................	(789,000)	(720,000)	(2,292,000)	(2,110,000)
Discontinued Operations:
Income from discontinued operations........................	—	67,000	—	67,000
Net Loss...........................................................................	(789,000)	(653,000)	(2,292,000)	(2,043,000)
10% Convertible Preferred dividends.........................	(235,000)	(239,000)	(958,000)	(883,000)
Net loss available to common stockholders....................	$(1,024,000)	$(892,000)	$(3,250,000)	$(2,926,000)

Net loss from continuing operations per share - basic and diluted ......................................................................	$(0.02)	$(0.01)	$(0.05)	$(0.04)
Net loss per Common share - 10% Preferred Stock dividend..........................................................................	(0.01)	(0.01)	(0.02)	(0.02)
Net loss attributable to Common stockholders per share - basic and diluted ...........................................................	$(0.03)	$(0.02)	$(0.07)	$(0.06)

Weighted average shares outstanding - basic and diluted .............................................................................	50,551,000	47,092,000	49,594,000	46,481,000

Condensed Consolidated Balance Sheet Data
	September 30, 2014	September 30, 2013
Assets
Current assets.......................................................................................................	$3,111,000	$4,771,000
Property, plant and equipment, net......................................................................	832,000	930,000
Other assets.........................................................................................................	4,578,000	4,696,000
	$8,521,000	$10,397,000
Liabilities and Stockholders' Equity
Current liabilities.................................................................................................	$2,430,000	$2,657,000
Notes payable and related party notes, net of current portion ............................	2,564,000	1,490,000
Obligations due under lease settlement, net of current portion ..........................	505,000	506,000
Stockholders' equity ...........................................................................................	3,022,000	5,744,000
	$8,521,000	$10,397,000

About American Power Group Corporation
American Power Group’s alternative energy subsidiary, American Power Group, Inc., provides a cost-effective patented Turbocharged Natural Gas® conversion technology for vehicular, stationary and off-road mobile diesel engines. American Power Group's dual fuel technology is a unique non-invasive energy enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility to run on: (1) diesel fuel and liquefied natural gas; (2) diesel fuel and compressed natural gas; (3) diesel fuel and pipeline or well-head gas; and (4) diesel fuel and bio-methane, with the flexibility to return to 100% diesel fuel operation at any time. The proprietary technology seamlessly displaces up to 75% of the normal diesel fuel consumption with the average displacement ranging from 40% to 65%. The energized fuel balance is maintained with a proprietary read-only electronic controller system ensuring the engines operate at original equipment manufacturers’ specified temperatures and pressures. Installation on a wide variety of engine models and end-market applications require no engine modifications unlike the more expensive invasive fuel-injected systems in the market. See additional information at: www.americanpowergroupinc.com.
Caution Regarding Forward-Looking Statements and Opinions
With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, the fact that our dual fuel conversion business has lost money in the last five consecutive fiscal years, the risk that we may require additional financing to grow our business, the fact that we rely on third parties to manufacture, distribute and install our products, we may encounter difficulties or delays in developing or introducing new products and keeping them on the market, we may encounter lack of product demand and market acceptance for current and future products, we may encounter adverse events economic conditions, we operate in a competitive market and may experience pricing and other competitive pressures, we are dependent on governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the risk that we may not be able to protect our intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, the fact that our stock is thinly traded and our stock price may be volatile, the fact that we have preferred stock outstanding with substantial preferences over our common stock, the fact that the conversion of the preferred stock and the exercise of stock options and warrants will cause dilution to our shareholders, the fact that we incur substantial costs to operate as a public reporting company and other factors that are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 30, 2013 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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